Exhibit 10.4

Execution Version

INTELLECTUAL PROPERTY MATTERS AGREEMENT

This INTELLECTUAL PROPERTY MATTERS AGREEMENT (this “Agreement”) is entered into as of February 15, 2021 (the “Execution Date”), by and among Rexnord Corporation, a Delaware corporation (“Remainco”), Land Newco, Inc., a Delaware corporation and wholly owned indirect Subsidiary of Remainco (“Spinco”), and Regal Beloit Corporation, a Wisconsin corporation (“RMT Partner”), and, with the exception of Section 2(a)(iv) and Section 3(a) with respect to RBS, and with the exception of Section 2(c), will be effective as of the Separation Effective Time and is contingent on Closing (“Effective Date”).

WHEREAS, the Parties have entered into a Separation and Distribution Agreement dated as of February 15, 2021, by and between the Parties and the other parties listed on the signature pages therein (the “Separation Agreement”);

WHEREAS, Remainco, Spinco, RMT Partner and Merger Sub have entered into an Agreement and Plan of Merger dated as of February 15, 2021 (the “Merger Agreement”) under which Merger Sub will merge with and into Spinco immediately following the Distribution, on the terms and subject to the conditions set forth in the Merger Agreement;

Whereas, under the terms of the Separation Agreement, the Spinco Intellectual Property (defined below) has been allocated to Spinco and the Remainco Retained IP (defined below) has been allocated to Remainco;

Whereas, the Parties wish to effectuate the assignment of the Spinco Intellectual Property and other Intellectual Property (defined below), and to record the transfers of any registrations or applications thereof, as applicable, to the extent the ownership thereof has transferred from a member of the Remainco Group to a member of the Spinco Group, or vice versa, pursuant to this Agreement; and

Whereas, it is the intent of the Parties that Remainco license certain Intellectual Property to Spinco and that Spinco license certain Intellectual Property to Remainco, in each case subject to the terms and conditions hereof.

Now, Therefore, in consideration of the foregoing and the covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

1.            Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below. Capitalized terms used, but not defined, in this Agreement shall have the meanings ascribed to such terms in the Separation Agreement, Merger Agreement or any other Ancillary Agreement.

(a)         “DiRXN” shall mean the digital enterprise initiative in existence as of the Separation Effective Time which is commonly referred to within the Spinco Business as “DiRXN”, which is a digital productivity platform based on the integration of Industrial Internet of Things (IIoT) and e-commerce technologies, including tools, products and services, and related data, documentation, and other materials for connecting customers to data and information that allows them to optimize productivity across all stages of their life cycles. The DiRXN digital enterprise initiative includes “smart tags”, sensors and related Software that permit digital support for products and real-time monitoring of product performance.

(b)         “DiRXN Assigned IP” shall mean all Intellectual Property related to DiRXN that is owned or licensed by any member of the Remainco Group that is not used exclusively in the Remainco Business.

(c)         “DiRXN Assigned Marks” shall mean all Trademarks that are owned by any member of the Remainco Group that include the word “DiRXN,” either alone or in combination with other words, letters, phrases or symbols, any abbreviation thereof or in combination with any logos, designs or stylizations.

(d)         “DiRXN Marks” shall mean all Trademarks that are owned by the Spinco Group immediately prior to the Separation Effective Time that include the word “DiRXN,” either alone or in combination with other words, letters, phrases or symbols, any abbreviation thereof or in combination with any logos, designs or stylizations.

(e)         “DiRXN-related Remainco IP” shall mean all Intellectual Property related to DiRXN and used exclusively in businesses operated by the Remainco Group prior to the Separation Effective Time excluding any DiRXN Assigned Marks.

(f)          “Intellectual Property” shall mean all U.S. and foreign intellectual property and intellectual property and rights analogous thereto of any kind or nature, including all: (i) trademarks, trade dress, service marks, certification marks, logos, slogans, design rights, names, brand names, corporate names, trade names, internet domain names, social media accounts/handles and addresses and other similar designations of source or origin, together with the goodwill associated with the use of and symbolized by any of the foregoing (collectively, “Trademarks”); (ii) patents and patent applications, industrial property rights, and any and all related national or international counterparts thereto, including any renewals, divisionals, continuations, continuations-in-part, reissues, reexaminations, substitutions, and extensions thereof (collectively, “Patents”); (iii) copyrights, copyrightable subject matter, and works of authorship, whether copyrightable or not (collectively, “Copyrights”); (iv) trade secrets, and all other confidential or proprietary information, know-how, inventions (whether or not patentable), discoveries, improvements, processes, formulae (including product formulations), data, models, methodologies, inventor’s notes, specifications, designs, plans, proposals and technical data, business and marketing plans, market know-how and customer lists and information (collectively, “Know-How”); (v) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (collectively, “Software”); (vi) applications and registrations for the foregoing; (vii) rights, titles and interests in or relating to any of the foregoing, whether protected, created or arising under the laws of the U.S. or any foreign jurisdiction; (viii) royalties, fees, income, payments, and other proceeds now or hereafter due or payable with respect to any of the foregoing; and (ix) claims, causes of action, and remedies including claims for damages, restitution, and injunctive or other legal or equitable relief against past, present, and future infringement, misappropriation, or other violation relating to any of the foregoing.

(g)         “Party” shall mean any one of the parties hereto, and Parties shall mean all of the parties hereto.

(h)         “Proprietary Information” shall mean information, content, and data in written, oral, electronic, computerized, digital or other tangible or intangible media, including (i) books and records, whether accounting, legal or otherwise, ledgers, studies, reports, surveys, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, marketing plans, personal information of customers (including prospects), including customer names and contact information, and employee files and information, technical information relating to the design, operation, testing, test results, development, and manufacture of any Party’s or its Group’s product or facilities (including product or facility specifications and documentation); engineering, design, and manufacturing drawings, diagrams, layouts, maps and illustrations; formulations and material specifications; laboratory studies and benchmark tests; quality assurance policies, procedures and specifications; evaluation and/validation studies; process control and/or shop-floor control strategy, logic or algorithms; databases; product costs, margins and pricing; as well as product marketing studies and strategies; all other methodologies, procedures, techniques, research, engineering, development and manufacturing; communications, correspondence, materials, product literature, artwork, files and documents; and (ii) financial and business information, including earnings reports and forecasts, macro-economic reports and forecasts, all cost information (including supplier records and lists), sales and pricing data, business plans, market evaluations, surveys, credit-related information, and other such information as may be needed for reasonable compliance with reporting, disclosure, filing or other requirements, including under applicable securities laws or regulations of securities exchanges.

(i)          “RBS” shall mean the Proprietary Information, Intellectual Property, and other materials commonly known within the Business as “Rexnord Business System” in existence as of the Separation Effective Time, which includes a set of proprietary tools, processes, methodologies, practices and concepts (including the 80/20 concept), and related training materials and videos that are designed to continuously improve business management and performance in the critical areas of quality, delivery, cost, innovation and growth.

(j)          “Remainco Retained IP” shall have the meaning in the Separation Agreement.

(k)         “Rexnord Domain Names” shall mean all internet domain names that contain “rexnord” or any variation or abbreviation thereof and any internet domain names confusingly similar thereto, including those set forth on Schedule A.

(l)          “Rexnord Marks” shall mean all Trademarks that are owned by the Remainco Group or Spinco Group as of immediately prior to the Separation Effective Time that include the word “REXNORD,” either alone or in combination with other words, letters, phrases or symbols, any abbreviations thereof, or in combination with any logos, designs or stylizations and any Trademarks confusingly similar thereto.

(m)        “Shared Third-Party Software” shall mean Software that is owned by a third party and that is licensed to a member of the Spinco Group or a member of the Remainco Group and that is used in both the Spinco Business and in businesses operated by the Remainco Group.

(n)         “Specified Rexnord Domains” shall mean rexnordcorporation.com, rexnordcorp.com and rexnordcorp.us.

(o)         “Spinco Assigned IP” shall mean all Intellectual Property that is owned by Remainco or another member of the Remainco Group as of Separation Effective Time to the extent related to the Spinco Business, including the DiRXN Assigned IP, the DiRXN Assigned Marks, and that which is set forth on Schedule B.

(p)         “Spinco Copyrights” shall mean all Copyrights to the extent related to the Spinco Business, including the Copyrights set forth on Schedule 1.1(131)(viii) to the Separation Agreement.

(q)         “Spinco Domain Names” shall mean the internet domain names set forth on Schedule 1.1(131)(viii) to the Separation Agreement.

(r)          “Spinco Held IP” shall mean all Intellectual Property that is owned by a member of the Spinco Group as of Separation Effective Time to the extent related to the Spinco Business.

(s)         “Spinco Intellectual Property” shall mean the Spinco Copyrights, Spinco Domain Names, Spinco Know-How, Spinco Patents, Spinco Trademarks, and all other Intellectual Property to the extent related to the Spinco Business. For the avoidance of doubt, Spinco Intellectual Property includes both Spinco Held IP and Spinco Assigned IP.

(t)          “Spinco Know-How” shall mean all Know-How to the extent related to the Spinco Business, including the Know-How set forth on Schedule 1.1(131)(viii) to the Separation Agreement.

(u)         “Spinco Patents” shall mean the Patents owned by any member of the Remainco Group or the Spinco Group in each case that is related to the Spinco Business including those set forth on Schedule 1.1(131)(ix) to the Separation Agreement.

(v)         “Spinco Trademarks” shall mean all Trademarks that are related to the Spinco Business, including the Trademarks set forth on Schedule 1.1(131)(viii) to the Separation Agreement.

2.             INTELLECTUAL PROPERTY ASSIGNMENT AND RECORDATION

(a)           Assignments.

(i)          Remainco (on behalf of itself and the other members of the Remainco Group) hereby sells, transfers, conveys, assigns and delivers to Spinco, and Spinco hereby purchases, assumes and accepts from Remainco, all of Remainco’s right, title and interest in, to and under the Spinco Assigned IP, including without limitation, (A) all income, royalties, profits, and damages related thereto; (B) the right, if any, to register, prosecute, maintain and defend the Spinco Assigned IP before any public or private agency or registrar; (C) the right to bring actions, defend against or otherwise recover damages or other compensation for past, present or future infringements, dilutions, misappropriations, or other violations of the Spinco Assigned IP, including the right to sue and obtain equitable relief in respect of such infringements, dilutions, misappropriations and other violations; and (D) the right to fully and entirely stand in the place of Remainco in all matters related thereto.

(ii)         Remainco (on behalf of itself and the other members of the Remainco Group) hereby transfers, conveys, assigns and delivers to Spinco, and Spinco hereby assumes and accepts from Remainco, all of Remainco’s right, title and interest in, to and under the Rexnord Marks and Rexnord Domain Names, including without limitation, (A) all income, royalties, profits, and damages related thereto; (B) the right, if any, to register, prosecute, maintain and defend the Rexnord Marks and Rexnord Domain Names before any public or private agency or registrar; (C) the right to bring actions, defend against or otherwise recover damages or other compensation for past, present or future infringements, dilutions, misappropriations, or other violations of the Rexnord Marks and Rexnord Domain Names, including the right to sue and obtain equitable relief in respect of such infringements, dilutions, misappropriations and other violations; and (D) the right to fully and entirely stand in the place of Remainco in all matters related thereto. The Rexnord Marks and the Rexnord Domain Names remain subject to the terms of Section 3(c)(ii).

(iii)        Remainco (on behalf of itself and the other members of the Remainco Group) hereby transfers, conveys, assigns and delivers to Spinco, and Spinco hereby assumes and accepts from Remainco, all of Remainco’s right, title and interest in, to and under the DiRXN Assigned IP, and, without limitation, (A) all income, royalties, profits, and damages related thereto; (B) the right, if any, to register, prosecute, maintain and defend the DiRXN Assigned IP before any public or private agency or registrar; (C) the right to bring actions, defend against or otherwise recover damages or other compensation for past, present or future infringements, dilutions, misappropriations, or other violations of the DiRXN Assigned IP, including the right to sue and obtain equitable relief in respect of such infringements, dilutions, misappropriations and other violations; and (D) the right to fully and entirely stand in the place of Remainco in all matters related thereto. The DiRXN Assigned IP remains subject to the terms of Section 3(b) and Section 3(c)(ii).

(iv)        Effective immediately prior to the date of the Spinco Contribution, Spinco (on behalf of itself and the other members of the Spinco Group) hereby transfers, conveys, assigns and delivers to Remainco, and Remainco hereby assumes and accepts from Spinco, all of Spinco’s right, title and interest in, to and under the RBS, including the all Intellectual Property rights therein, excluding the Rexnord Marks (“RBS Assigned Rights”), and, without limitation, (A) all income, royalties, profits, and damages related thereto; (B) the right, if any, to register, prosecute, maintain and defend the RBS Assigned Rights before any public or private agency or registrar; (C) the right to bring actions, defend against or otherwise recover damages or other compensation for past, present or future infringements, dilutions, misappropriations, or other violations of the RBS Assigned Rights, including the right to sue and obtain equitable relief in respect of such infringements, dilutions, misappropriations and other violations; and (D) the right to fully and entirely stand in the place of Spinco in all matters related thereto. The RBS Assigned Rights remain subject to the terms of Section 3(a), Section 3(c)(ii), and Section 3(c)(iii).

(v)         To the extent that (A) the ownership of any registrations or applications of Spinco Assigned IP have transferred from a member of the Remainco Group to a member of the Spinco Group pursuant to this Agreement, the Separation Agreement, the Merger Agreement or any other Ancillary Agreement or (B) the ownership of any registrations or applications of Remainco Retained IP or RBS Assigned Rights have transferred from a member of the Spinco Group to a member of the Remainco Group pursuant to this Agreement, the Separation Agreement, the Merger Agreement or any other Ancillary Agreement each of Remainco and Spinco shall, and shall cause their respective Group members (as applicable) to, execute Intellectual Property assignments in a form substantially similar to that attached as Schedule C (the “Patent Assignment Agreement”), Schedule D (the “Trademark Assignment Agreement”), Schedule E (the “the Copyright Assignment Agreement”) and Schedule F (the “Domain Name Assignment Agreement”), as well as such additional assignments as deemed appropriate or necessary under applicable Legal Requirements (collectively, the “Intellectual Property Assignment Agreements”) for recordation with the appropriate Governmental Body or as is otherwise necessary to evidence the assignment of such assets.

(b)           Recordation / Security Interests. The relevant assignee Party shall have the sole responsibility, at its sole cost and expense, to file the Intellectual Property Assignment Agreements and any other forms or documents with the appropriate Governmental Bodies, and the relevant assignor Party hereby consents to such recordation and shall provide reasonable assistance requested by the relevant assignee Party related to such filings and recordations. Remainco shall have the sole responsibility, at its sole cost and expense, to obtain, cause to be obtained or properly record the release of any outstanding security interest attached to any Spinco Intellectual Property, and to take, or cause to be taken, all actions as Spinco may reasonably request Remainco to take in order to obtain, cause to be obtained or properly record such release with the appropriate Governmental Bodies. Remainco shall use reasonable efforts to file to record such releases against any applicable U.S. Patents, Trademarks or Copyrights with the United States Patent and Trademark Office and/or the U.S. Copyright Office, respectively, promptly after (but in no event more than ten (10) business days after) the Separation Effective Time. Remainco shall use reasonable efforts to file to record such releases outside the U.S., to the extent applicable and reasonably requested by Spinco, on a commercially reasonable time frame.

(c)           Corrective Filings. Commencing on the Execution Date and ending no later than six (6) months and fifteen (15) days after the Execution Date (the “Correction Period”), Remainco shall take, or cause to be taken, at its sole cost and expense, all actions that are reasonably necessary to update the records for Spinco Intellectual Property that is issued by, registered with, or applied for with the United States Patent and Trademark Office, the United States Copyright Office, or any analogous foreign intellectual property office (such Spinco Intellectual Property, the “Correctable IP”) in order to: (i) correct the owner of record for such Correctable IP so that the owner of record is a current member of Spinco Group ; (ii) remove any apparent co-owners of the Correctable IP that are not to Remainco’s knowledge actual co-owners of such Correctable IP; (iii) record any inventor assignments that have not been recorded with regard to any Patents in such Correctable IP; and (iv) correct any other issues with the records for such Correctable IP, including the release of security interests that are no longer in force, in each case of (i) through (iv), to the extent such can be corrected using commercially reasonable efforts, and, after the Separation Effective Time, only to the extent that the documents and information necessary to take such actions is in the possession or control of the Remainco Group or can be obtained using commercially reasonable efforts, and the Persons needed to sign any necessary documents are available to the Remainco Group or can be made available using commercially reasonable efforts. Within thirty (30) days following the Execution Date, Spinco shall provide Remainco with a list of Spinco Intellectual Property for which it requests Remainco to take the corrective actions described in this Section 2(c), and for each day beyond thirty (30) days following the Execution Date that Spinco fails to provide such list to Remainco, the Correction Period shall be extended day-for-day until such list is provided. Remainco shall have no liability for a failure of the United States Patent and Trademark Office, the United States Copyright Office, or any analogous foreign intellectual property office to take actions prior to the end of the Correction Period provided that Remainco has requested that such intellectual property office take such action prior to the end of the Correction Period. Nothing in this Section 2(c) shall obligate Remainco to take any action to correct any non-substantive or commercially immaterial defects with respect to the records of Spinco Intellectual Property, or to take any action to correct defects for which Spinco makes a request for correction more than sixty (60) days after the Execution Date, and the Parties will work together in good faith to resolve any disagreement regarding whether an error is non-substantive and immaterial.

(d)          Further Action Regarding Intellectual Property Rights.

(i)           If, after the Separation Effective Time, Remainco or Spinco notifies the other Party of any Know-How or other Intellectual Property that is in the view of the Parties related to the Spinco Business in a manner similar to the Spinco Intellectual Property and was omitted from or not included on Schedule 1.1(131)(viii) or (xi) to the Separation Agreement or Schedule C, then the Parties shall promptly amend such schedule to include such item of Intellectual Property, and it shall be deemed Spinco Intellectual Property for purposes of this Agreement and assigned to the Spinco Group under Article 2, and Remainco shall take all reasonable actions, including by executing and recording any necessary documents, to effect such assignment.

(ii)          If, after the Separation Effective Time, Remainco or Spinco notifies the other Party of any Know-How or other Intellectual Property that in the view of the Parties is not related to the Spinco Business in a manner similar to the Spinco Intellectual Property and was included on Schedule 1.1(131)(ix) or (xi) to the Separation Agreement, Schedule C or was part of Spinco Held IP, then the Parties shall promptly amend such schedule to include or remove such item (as applicable), and it shall be deemed Remainco Retained IP for purposes of this Agreement and Spinco shall promptly take all reasonable actions, including by executing and recording any necessary documents, to effect such assignment.

(iii)         Any disputes among the Parties regarding matters covered by Section 2(d)(i) or Section 2(d)(ii) shall be handled pursuant to Article VII of the Separation Agreement.

3.            Intellectual Property Licenses

(a)          RBS License to Spinco. Subject to the terms and conditions of this Agreement, effective immediately prior to the date of the Spinco Contribution, Remainco hereby grants to the Spinco Group a worldwide, royalty-free, fully-paid-up, irrevocable, transferable (as permitted hereunder), non-exclusive, perpetual license to use, modify, enhance, improve, prepare derivative works of and sublicense the RBS for the business purposes of the Spinco Group and, after the Separation Effective Time, for the business purposes of the RMT Partner Companies. The foregoing license shall be sublicensable solely (i) to any Affiliate of Spinco Group (including, for the avoidance of doubt, any RMT Partner Company), and (ii) to their third party service providers engaged to support the business of the Spinco Group or, after the Separation Effective Time, the business of the RMT Partner Companies, that are subject to appropriate confidentiality and restricted use obligations, meaning such third party service providers shall not be permitted to further distribute, commercially use, or exploit the RBS that they have accessed through the Spinco Group. Remainco acknowledges and agrees that, as between Remainco and Spinco, Spinco shall own any improvements, enhancements and modifications to the RBS made by or on behalf of Spinco or its Affiliates, and all Intellectual Property rights therein. Spinco acknowledges and agrees that, subject to the license granted in this Section 3(a), Remainco is the owner of all right, title and interest in the RBS and Remainco shall retain the entire right, title and interest in and to any improvements, enhancements, modifications and derivative works made by or on behalf of Remainco or its Affiliates after the Separation Effective Time, and all Intellectual Property rights therein, which shall not be part of the license granted in this Section 3(a). Spinco shall keep any non-public Proprietary Information contained in the RBS strictly confidential except for disclosures to those who have a reasonable need to know in connection with their employment by or relationship to Spinco or one of its Affiliates and are subject to reasonable confidentiality obligations to Spinco or one of its Affiliates consistent with this Agreement. Spinco and Remainco shall reasonably cooperate on a case-by-case basis on enforcing and protecting Remainco’s Intellectual Property rights in the RBS to the extent Spinco’s cooperation is reasonably required in connection with such enforcement and protection. Notwithstanding anything to the contrary, and for the avoidance of doubt, the license granted in this Section 3(a) is transferrable to an Affiliate or to any successor or assignee of all or part of the business of any member of the Spinco Group or of any of its Affiliates.

(b)           DiRXN License to Remainco. Subject to the terms and conditions of this Agreement, Spinco hereby grants to Remainco a worldwide, royalty-free, fully-paid-up, irrevocable, transferable, non-exclusive, perpetual license to use, modify, enhance, improve, prepare derivative works of and sublicense DiRXN for the business purposes of the Remainco Group and its successors and assigns. The foregoing license shall be sublicensable solely (i) to other members of the Remainco Group and (ii) to third parties, including end-user customers of Remainco Group, to the extent reasonably necessary to support the business of the Remainco Group, in each case subject to appropriate confidentiality and non-use obligations consistent with the terms of this Agreement. Spinco acknowledges and agrees that, as between Spinco and Remainco, Remainco shall own any improvements, enhancements, modifications and derivative works to DiRXN made by or on behalf of Remainco or its Affiliates, and all Intellectual Property rights therein. Remainco acknowledges and agrees that Spinco is the owner of all right, title and interest in DiRXN, except for the DiRXN-related Remainco IP. Spinco shall retain the entire right, title and interest in and to any improvements, enhancements and modifications to DiRXN made by Spinco or its Affiliates, and all Intellectual Property rights therein, which shall not be part of the license granted in this Section 3(b). Remainco shall keep any non-public Proprietary Information contained in DiRXN strictly confidential except for disclosures to those who have a reasonable need to know in connection with their employment by or relationship to Remainco and are subject to reasonable confidentiality obligations to Remainco consistent with this Agreement. Spinco and Remainco shall reasonably cooperate on a case-by-case basis on enforcing and protecting Spinco’s Intellectual Property rights in DiRXN to the extent Remainco’s cooperation is reasonably required in connection with such enforcement and protection. Notwithstanding anything to the contrary, and for the avoidance of doubt, the license granted in this Section 3(b) is transferrable to an Affiliate or to any successor or assignee of all or part of the business of any member of the Remainco Group or of any of its Affiliates.

(c)           Trademark Phase Out Licenses.

(i)          Remainco shall change, and shall cause its Affiliates to change, all of their respective corporate names to remove “Rexnord” and discontinue use of the Rexnord Domain Names, the Rexnord Marks, and the DiRXN Marks as promptly as possible following the Closing (as defined in the Separation Agreement).

(ii)         Subject to its obligations under Section 3(c)(i) above and subject to Section 3(c)(iii) below, for a phase-out period, not to exceed twelve (12) months immediately following the Closing Date (the “Phase-Out Period”), Remainco and its Affiliates may continue to use the Rexnord Marks and DiRXN Marks in materially the same manner as used by Remainco and its Affiliates prior to the Closing Date. As promptly as possible following the Closing, but in no event after the end of the Phase-Out Period, Remainco and its Affiliates shall cease all use of the Rexnord Marks and the DiRXN Marks and shall have re-labelled, destroyed or exhausted all materials bearing or incorporating the Rexnord Marks and DiRXN Marks, including any signage, advertising, promotional materials, software, packaging, inventory, electronic materials, collateral goods, stationery, business cards, web sites, and other materials (“Materials”) bearing or incorporating such Trademarks, and have made all filings with any office, agency or body to effect the elimination of any use of the Rexnord Marks from the businesses of Remainco and its Affiliates, so as to bring Remainco and its Affiliates into compliance with Section 3(c)(i). Remainco and its Affiliates shall not seek to register in any jurisdiction any of the Rexnord Marks. Following the end of the Phase-Out Period, if Spinco discovers any incident of usage of the Rexnord Marks or DiRXN Marks by Remainco or its Affiliates in violation of this Section 3(c), then Spinco shall promptly notify Remainco of such incident of usage. Upon receipt of such notice, the Remainco shall or shall cause its Affiliates, as applicable, to promptly destroy or re-label the relevant materials incorporating the Rexnord Marks or DiRXN Marks.

(iii)        Notwithstanding Section 3(c)(i) and Section 3(c)(ii), Remainco shall not, at any time, be required to edit, re-do, re-label, destroy, obliterate or exhaust any Materials bearing or incorporating the Rexnord Marks, Rexnord Domain Names, or DiRXN Marks that were created prior to the Separation Effective Time and are either (A) outside of the Remainco Group’s control or (B) are used solely for the Remainco Group’s internal business purposes and are not made available to third parties other than those engaged to support the business of the Remainco Group that are subject to appropriate confidentiality and restricted use obligations, meaning such third party service providers shall not be permitted to further distribute, commercially use, or exploit the foregoing Materials they have accessed through the Remainco Group.

(d)           Shared Third-Party Software. For the avoidance of doubt, all matters regarding the allocation of Shared Third-Party Software are addressed in Section 2.2 of the Separation Agreement and in the Transition Services Agreement.

4.            Additional Intellectual Property Related Matters

(a)           Assignments and Licenses. The Parties acknowledge and agree that any assignment or license by a Party or any member of its Group of any of its Intellectual Property licensed to the other Party pursuant to Article 2 or Article 3 shall be subject to the rights and licenses granted to such other Party herein.

(b)           No Implied Licenses. Nothing contained in this Agreement shall be construed as conferring any rights (including the right to sublicense) by implication, estoppel or otherwise, under any Intellectual Property, other than as expressly granted in this Agreement, and all other rights under any Intellectual Property licensed to a Party or the members of its Group hereunder are expressly reserved by the Party granting the license. The Party receiving the license hereunder acknowledges and agrees that, as among the Parties, the Party (or the applicable member of its Group) granting the license is the sole and exclusive owner of the Intellectual Property so licensed.

(c)           Technical Assistance. Except as expressly set forth in this Agreement, in the Separation Agreement, the Transition Services Agreement or any other mutually executed agreement among the Parties or any of the members of their respective Groups, neither Party nor any member of its Group shall be required to provide the other Party with any technical assistance or to furnish any other Party with, or obtain on their behalf, any Intellectual Property -related documents, materials or other information or technology.

(d)           Specified Rexnord Domains. The Parties shall negotiate in good faith and agree upon appropriate mechanisms to include as services to be provided by Spinco to Remainco under the Transition Services Agreement to inform visitors to the Specified Rexnord Domains of the separation of the Remainco Group and the Spinco Group and to assist such visitors to information on the Specified Rexnord Domains regarding the Remainco Group alternative domains used by the Remainco Group or the Spinco Group, as applicable, including, as agreed, posting of links, re-directions, or notifications.

5.            Limitation of Liability and Warranty Disclaimer

(a)           Limitation on Liability. Without limiting or modifying the Separation Agreement, the Merger Agreement or any of the other Ancillary Agreements, in no event shall Remainco, Spinco or any other member of either Group have any Liabilities pursuant to this Agreement for any lost profits or opportunity costs, or any special, punitive or consequential damages. (except in any such case to the extent assessed in connection with Remainco’s indemnity obligations under Section 5(c)).

(b)           Disclaimer of Representations and Warranties. Spinco (on behalf of itself and each other member of the Spinco Group) understands and agrees that, except as expressly set forth in this Agreement, and without limiting the provisions of the Separation Agreement, the Merger Agreement or any other Ancillary Agreement, Remainco is not representing or warranting in any way, including any implied warranties of merchantability, fitness for a particular purpose, title, registrability, allowability, enforceability or non-infringement, as to any Intellectual Property licensed hereunder, or any other matter concerning, any Intellectual Property licensed hereunder, or as to the absence of any defenses or rights of setoff or freedom from counterclaim with respect to any claim or other Intellectual Property of Remainco. Remainco (on behalf of itself and each other member of the Remainco Group), acknowledges and agrees that Spinco makes no representations or warranties whatsoever concerning any of the Intellectual Property licensed hereunder, including any of the warranties listed in the foregoing sentence. Except as may expressly be set forth herein, and without limiting the provisions of the Separation Agreement, the Merger Agreement or any other Ancillary Agreement, all licenses granted under this Agreement are licensed on an “as is,” “where is” basis.

(c)           Indemnification.

(i)          Remainco shall indemnify Spinco, its Affiliates and its and their respective officers, directors, employees, agents, and other representatives (each a “Spinco Indemnitee” and collectively, the “Spinco Indemnitees”) against, and defend and hold the Spinco Indemnitees harmless from any and all losses, damages, penalties, Liabilities, fines, costs and expenses (including reasonable attorneys’ fees), actually incurred or suffered by any Spinco Indemnitee which arise from a Legal Proceeding initiated or threatened by a third party (excluding any Affiliate of any Spinco Indemnitee) (each, a “Spinco Action”) to the extent resulting from the use of any of the Rexnord Marks, the DiRXN Marks, or the Rexnord Domain Names following the Separation Effective Time by any member of Remainco Group or any third party authorized by a member of Remainco Group or any modifications, enhancements, improvements or derivative works of DiRXN made by or on behalf of, or otherwise used by, a member of Remainco Group or a third party authorized by a member of Remainco Group following the Separation Effective Time. If any Spinco Action subject to indemnification hereunder shall be brought or threatened to be brought against any Spinco Indemnitee, the Spinco Indemnitee (or the relevant Party) shall, as soon as reasonably practicable notify Remainco in writing of such Spinco Action, and the circumstances thereof. The Spinco Indemnitee shall allow Remainco to undertake, conduct and control, through reputable independent counsel of its own choosing and at its sole cost and expense, the defense, appeal or settlement of any such Spinco Action for which it agrees to indemnify such Spinco Indemnitee; provided, that the Spinco Indemnitee shall be permitted to participate in the defense, appeal and settlement through counsel of its choosing of any such Spinco Action at its own cost and expense, and Remainco shall not compromise or settle any such Spinco Action without the prior written consent of the Spinco Indemnitee (which may be withheld in its reasonable discretion) if doing so would give rise to liability or any other obligations for Spinco or any Spinco Indemnitee.

(ii)         Spinco shall indemnify Remainco, its Affiliates and its and their respective officers, directors, employees, agents, and other representatives (each a “Remainco Indemnitee” and collectively, the “Remainco Indemnitees”) against, and defend and hold the Remainco Indemnitees harmless from any and all losses, damages, penalties, Liabilities, fines, costs and expenses (including reasonable attorneys’ fees), actually incurred or suffered by any Remainco Indemnitee which arise from a Legal Proceeding initiated or threatened by a third party (excluding any Affiliate of any Remainco Indemnitee) (each, a “Remainco Action”) to the extent resulting from the use of any modifications, enhancements, improvements or derivative works of RBS made by or on behalf of, or otherwise used by, a member of Spinco Group or a third party authorized by a member of Spinco Group following the Separation Effective Time. If any Remainco Action subject to indemnification hereunder shall be brought or threatened to be brought against any Remainco Indemnitee, the Remainco Indemnitee (or the relevant Party) shall, as soon as reasonably practicable notify Spinco in writing of such Remainco Action, and the circumstances thereof. The Remainco Indemnitee shall allow Spinco to undertake, conduct and control, through reputable independent counsel of its own choosing and at its sole cost and expense, the defense, appeal or settlement of any such Remainco Action for which it agrees to indemnify such Remainco Indemnitee; provided, that the Remainco Indemnitee shall be permitted to participate in the defense, appeal and settlement through counsel of its choosing of any such Remainco Action at its own cost and expense, and Spinco shall not compromise or settle any such Remainco Action without the prior written consent of the Remainco Indemnitee (which may be withheld in its reasonable discretion) if doing so would give rise to liability or any other obligations for Remainco or any Remainco Indemnitee.

6.            Miscellaneous

(a)          Entire Agreement; Counterparts; Exchanged by Facsimile. This Agreement, the Separation Agreement, the Merger Agreement or any other Ancillary Agreement, including the exhibits and schedules of each of the foregoing shall constitute the entire agreement and shall supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or electronic transmission shall be sufficient to bind the Parties to the terms and conditions of this Agreement. In the event of a conflict between the terms of this Agreement and the terms of the Separation Agreement, the terms of this Agreement shall prevail.

(b)          Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (i) if sent by registered or certified mail in the U.S. return receipt requested, upon receipt; (ii) if sent by nationally recognized overnight air courier (such as Federal Express), two (2) Business Days after mailing; (iii) if sent by facsimile transmission or e-mail before 5:00 p.m. Central Time, when transmitted and receipt is confirmed; (iv) if sent by facsimile transmission or e-mail after 5:00 p.m. Central Time and receipt is confirmed, on the following Business Day; or (v) if otherwise actually personally delivered, when delivered; provided that such notices, requests, demands and other communications are delivered to the physical address, e-mail address or facsimile number set forth below, or to such other address as any Party shall provide by like notice to the other Parties to this Agreement:

if to Spinco (after the Separation Effective Time) or RMT Partner:

Regal Beloit Corporation
200 State Street
Beloit, WI 53511
Attention: Thomas E. Valentyn, Vice President, General Counsel and Secretary
Email: [Redacted]

with a copy (which shall not constitute notice) to:

Sidley Austin LLP
One South Dearborn Street
Chicago, IL 60603
Attention: Scott R. Williams and Christopher R. Hale
Fax: (312) 853-7036
Email: swilliams@sidley.com and chale@sidley.com

if to Spinco (prior to the Separation Effective Time) or Remainco:

Rexnord Corporation
511 W. Freshwater Way
Milwaukee, WI 53204
Attention: Patricia M. Whaley, Vice President, General Counsel & Secretary
Email: [Redacted]

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178
Attention: Harry T. Robins, R. Alec Dawson and Andrew L. Milano
Phone:    (212) 309-6728

 (212) 309-7092
               (212) 309-6252
Fax:        (212) 309-6001
Email:    harry.robins@morganlewis.com

alec.dawson@morganlewis.com
               andrew.milano@morganlewis.com

and

Richards, Layton & Finger, P.A.

920 North King Street

P.O. Box 551

Wilmington, DE 19801

Attention: Mark Gentile and Stephanie Norman

Phone: (302) 651-7722; (302) 651-7756

Email: gentile@rlf.com; norman@rlf.com

A copy of any notice from Remainco to Spinco, or from Spinco to Remainco, prior to the Separation Effective Time shall be provided to RMT Partner in accordance with the notice procedures set forth in this Section 6(b).

(c)          Waiver.

(i)            No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party would otherwise have.

(ii)           No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and, in the case of waivers by Remainco or Spinco or any of their subsidiaries, consented to in writing by RMT Partner; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(d)           Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Parties, except that a Party may assign any of its rights under this Agreement: (i) as collateral security to a creditor, (ii) to one of its Affiliates or (iii)(A) in connection with the sale of all or substantially all of its assets or (B) in the case of RMT Partner or Spinco in connection with the sale of substantially all of the assets of the Spinco Business or the business unit of which it is a part; provided, however, that in each case, no such assignment shall relieve such Party of any of its obligations. Any attempted assignment or delegation of this Agreement or any of such rights or obligations by any Party in violation of this Agreement without the prior written consent of the other Parties shall be void and of no effect.

(e)           Amendment. This Agreement may not be amended except by an instrument in writing signed by an authorized Representative of each of the Parties.

(f)            Severability. Any term or provision of this Agreement (or part thereof) that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision (or part thereof) in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement (or part thereof) is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision (or part thereof), to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision (or part thereof), and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision (or part thereof) with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

(g)           Construction. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement. As used in this Agreement, unless otherwise specified, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” As used in this Agreement, the terms “or,” “any” or “either” are not exclusive. Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections or Articles of this Agreement and Exhibits or Schedules to this Agreement. As used in this Agreement, the terms “hereunder,” “hereof,” “hereto,” “herein” and words of similar import shall be deemed to refer to this Agreement as a whole and not to any particular Section or other provision. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement. Any payment to be made pursuant hereto shall be made in U.S. dollars and by wire transfer of immediately available funds. Unless the context requires otherwise, references in this Agreement to “Remainco” shall also be deemed to refer to the applicable member of the Remainco Group, references to “Spinco” shall also be deemed to refer to the applicable member of the Spinco Group and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by Remainco or Spinco shall be deemed to require Remainco or Spinco, as the case may be, to cause the applicable members of the Remainco Group or the Spinco Group, respectively, to take, or refrain from taking, any such action.

(h)               Governing Law; Jurisdiction; Specific Performance; Remedies. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any Legal Proceeding between any of the Parties arising out of or relating to this Agreement or any of the transactions contemplated hereby: (i) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, if under applicable Legal Requirements, the Court of Chancery does not have subject matter jurisdiction over such matter, in any federal court in the State of Delaware or, if under applicable Legal Requirements, neither such court has subject matter jurisdiction over such matter, in any other state court in the State of Delaware, and in each case any appellate court with jurisdiction therefrom (the “Chosen Courts”); (ii) each of the Parties irrevocably waives the right to trial by jury; and (iii) each of the Parties irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, any claim (1) that it is not personally subject to the jurisdiction of the Chosen Courts as described herein for any reason; (2) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts; and (3) that (x) the claim, action, suit or other Legal Proceeding in any such court is brought in an inconvenient forum; (y) the venue of such claim, action, suit or other Legal Proceeding is improper; or (z) this Agreement, the Ancillary Agreements, or the subject matter hereof or thereof, may not be enforced in or by such courts. Each of the Parties further agrees that, to the fullest extent permitted by applicable Legal Requirements, service of any process, summons, notice or document in accordance with the provisions of Section 6(b) will be effective service of process for any claim, action, suit or other Legal Proceeding in the Chosen Courts with respect to any matters to which it has submitted to jurisdiction as set forth in this paragraph. The Parties hereby agree that a final judgment in any such claim, suit, action or other Legal Proceeding will be conclusive, subject to any appeal, and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to specific performance and injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without the requirement for the posting of any bond, this being in addition to any other remedy to which they are entitled at law or in equity. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

*        *         *

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the Execution Date.

REXNORD CORPORATION

By:	/s/ Todd A. Adams
Name: Todd A. Adams
Title: President and Chief Executive Officer

LAND NEWCO, INC.

By:	/s/ Todd A. Adams
Name: Todd A. Adams
Title: President

Signature Page to Intellectual Property Matters Agreement

REGAL BELOIT CORPORATION

By:	/s/ Louis V. Pinkham
Name: Louis V. Pinkham
Title: Chief Executive Officer

Signature Page to Intellectual Property Matters Agreement